EMPIRE ENERGY CORPORATION INTERNATIONAL

Leawood, Kansas, USA

EMPIRE ENERGY ANNOUNCES IT HAS SELECTED THE INITIAL DRILLING TARGETS IN ITS CENTRAL TASMANIAN ACREAGE

Wednesday February 27, 2008 - 10 a.m. EST

LEAWOOD, KS.— (BUSINESS WIRE) — Empire Energy Corporation International (OTCBB: EEGC - NEWS; the “Company”) announced today that its subsidiary Great South Land Minerals, Ltd. (GSLM) has reassessed the drilling priority of its exploration targets.

Completing a sweet-spot analysis started over 6 months ago, Dr. Clive Burrett today has announced that Bracknell #1 well will be GSLM’s first exploration target. Followed shortly after this first well, exploration drilling of targets Bellevue #1 and Butler’s Rise #1 will take place. The drilling sequence of Bellevue and Butler’s Rise may be swapped due to ecological consideration, such as nesting period of the local eagle population, added Dr. Burrett. Initial exploration period will encompass an additional five exploration targets, bringing the total number of wells drilled in Phase One to eight.

According to latest available estimates, which are based on 2D seismic interpretation and in-depth basin studies of the Central Tasmanian highlands, GSLM technical staff has prepared an initial prospectivity table for the first three exploration targets, given below:

Estimated Wellbore Data

Wellbore Name	Bracknell #1	Bellevue #1	Butlers Rise #1
Surface Co-Ordinates (AMG 66)	497,915 E 5,388,924 N	467,140 E 5,339,330 N	537,627 E 5,334,856 N

Total Depth	1450 m	3500 m	1750 m

No. Of Target Zones/Depth	3/350,750,1350 m	6/400,500,800,1000, 2200,3200 m	1/1050 m

Approx Net Pay/Thickness	150 m	250 m	100 m

Reservoir Areal Extent	20 km²	120 km²	24 km²

Petroleum System/Age (source)	G/Permian (280 Ma)	L/Ordovician (450 Ma)	G/Permian (280 Ma)

Expected Hydrocarbon Type	Oil/Gas	Gas/Condensate	Oil/Gas

Trapping Mechanism/Closure	Fault/4 way	Anticline/4 way	Fault/2 way

STOOIP Calculation P90 (MM bbl)	3,402	22,680	1,361

Estimated P10 Recoverable (MM bbl)	125	750	50

Source: Empire Energy, 2008

Note: All figures and calculations are potential estimates, based on Tasmania Basin seismic/geology parameters.

Empire Energy Corporation is an international oil and gas exploration company, focusing on developing assets in one of the world’s last virgin basins and on becoming a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania’s central and northern basins.

For further information please contact:

Mr. John C. Garrison, Director

Empire Energy Corporation International

Tel: 1 (913) 663 2310

Fax: 1 (913) 663 2239

john.garrison@empireenergy.com

Note: The information presented in this press release contains forward looking statements which are based on the current expectations of the management of Empire Energy Corporation Int’l only, and actual results may differ materially. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int’l, please refer to its 10-KSB and 10 QSB reports filed with the U.S. Securities and Exchange Commission.